July 30, 2026 For Immediate Release

Press Release

Heartland Express, Inc. Reports Net Income and Financial Results for the Second Quarter of 2026

NORTH LIBERTY, IOWA - July 30, 2026 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2026.

Three months ended June 30, 2026:
•Operating Revenue of $184.1 million,
•Net Income of $10.6 million,
•Basic Earnings per Share of $0.14,
•Operating Ratio of 91.0% (a 1,490bp improvement to Q2 2025) and 88.3% Non-GAAP Adjusted Operating Ratio(1),
•Purchased 172,061 shares of our common stock for $2.3 million,
•Payments of $15 million to reduce outstanding acquisition-related debt,
•Total Assets of $1.2 billion, including $62.4 million of Cash,
•Stockholders' Equity of $756.3 million.

Six months ended June 30, 2026:
•Operating Revenue of $360.4 million,
•Net Income of $5.8 million,
•Basic Earnings per Share of $0.07,
•Operating Ratio of 96.3% and 94.9% Non-GAAP Adjusted Operating Ratio(1),
•Smith Transport debt and equipment leases eliminated,
•Payments of $25 million to reduce outstanding debt and finance lease obligations. Acquisition-related debt and finance lease obligations reduced from $494 million in 2022 to $135 million.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three months ended June 30, 2026, reflect significant operating ratio improvement (91.0%) as compared to the second quarter of 2025 (105.9%) and sequential non-GAAP adjusted operating ratio(1) improvement in each quarter since the first quarter of 2025. We are pleased with our operational improvements and profitability as we continue toward our foundational goal of an operating ratio of 85.0% or lower and return to a debt-free balance sheet. The improved financial results delivered reflect stronger freight volumes and improved customer pricing resulting from ongoing industry capacity reductions along with reduced operating costs and strategic disposals of under-utilized assets. We expect to rely on our positive cash flows from operations to make a significant investment in our fleet of tractors and trailers over the remainder of the year along with additional reductions of the remaining acquisition-related debt."

Financial Results

For the three months ended June 30, 2026, the Company delivered operating revenues of $184.1 million, compared to $210.4 million in the same period of 2025. Operating revenues for the quarter included fuel surcharge revenues of $31.7 million, compared to $24.5 million in the same period of 2025. Net income was $10.6 million, as compared to a net loss of ($10.9) million in the second quarter of 2025. Basic earnings per share was $0.14 during the quarter, as compared to basic loss per share of $(0.14) in the same period of 2025. The Company posted an operating ratio of 91.0%, non-GAAP adjusted operating ratio(1) of 88.3%, and net income as a percentage of operating revenues of 5.7% in the second quarter of 2026 compared to 105.9%, 106.0%, and (5.2)% (net loss as a percentage of operating revenues) respectively, in the second quarter of 2025.

For the six months ended June 30, 2026, the Company delivered operating revenues of $360.4 million, compared to $429.8 million in the same period of 2025. Operating revenues for the period included fuel surcharge revenues of $54.2 million, compared to $50.8 million in the same period of 2025. Operating income for the six-month period ended June 30, 2026 was $13.3 million, compared to an operating loss of $(27.3) million in the same period of the prior year. Net income was $5.8 million, compared to net loss of $(24.7) million in the same period of the prior year. Basic earnings per share was $0.07 during the six-month period as compared to $(0.32) basic loss per share during the same period of 2025. The Company posted an operating ratio of 96.3%, non-GAAP adjusted operating ratio(1) of 94.9%, and net income as a percentage of operating revenues of 1.6% for the six months ended June 30, 2026 compared to 106.4%, 106.5%, and (5.8)% (net loss as a percentage of operating revenues) respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of June 30, 2026, the Company had $62.4 million in cash balances, an increase of $43.9 million since December 31, 2025. Debt of $134.9 million remains at June 30, 2026, down from the initial $447.3 million of borrowings less associated fees for the CFI acquisition in August 2022 along with $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. The acquisition-related debt and finance lease obligations of Smith Transport were fully retired in the first three months of 2026. There were no borrowings under the Company's unsecured line of credit at June 30, 2026. The Company had $88.8 million in available borrowing capacity on the line of credit as of June 30, 2026 after consideration of $11.2 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.2 billion and stockholders' equity of $756.3 million.

Net cash flows from operations for the first six months of 2026 were $36.0 million or 10.0% of operating revenue. The primary uses of cash for financing activities were $25 million used for repayment of debt and financing leases along with $3.1 million for dividends paid and $2.3 million for repurchases of common stock. Cash provided by investing activities included $39.2 million from net property and equipment transactions.

The average age of the Company's consolidated tractor fleet was 2.3 years as of June 30, 2026 compared 2.6 years as of June 30, 2025. The average age of the Company's consolidated trailer fleet was 7.1 years as of June 30, 2026 compared to 7.5 years as of June 30, 2025. We expect to continue to dispose of excess trailers within our fleet as used equipment market conditions improve. For the remainder of 2026, we currently expect net capital expenditures to be approximately $8 to $14 million and $13 to $19 million of gains on disposal of property and equipment.

The Company continues its commitment to stockholders through the payment of cash dividends. Our regular dividend of $0.02 per share was declared during the second quarter of 2026 and paid on July 6, 2026. The Company has now paid cumulative cash dividends of $564.5 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past ninety-two consecutive quarters since 2003. Our outstanding shares at June 30, 2026 were 77.3 million. A total of 3.0 million shares of common stock have been repurchased for $37.0 million over the past five years. The Company has the ability to repurchase an additional 4.7 million shares under the current authorization which would result in 72.7 million outstanding shares if fully executed.

Other Information

During the second quarter of 2026, our family of operating brands continued to deliver award-winning service and earn corporate trust as Millis Transfer was recognized by Newsweek as one of America's Greatest Midsize Workplaces for Culture, Belonging & Community in 2026.

Operating revenue excluding fuel surcharge revenue, adjusted operating income (loss), and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, future capital expenditures, future dispositions of revenue equipment and property and gains therefrom, future profitability, and future stock repurchases, dividends, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31,
2026. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
OPERATING REVENUE	$184,126	$210,387	$360,383	$429,807

OPERATING EXPENSES:
Salaries, wages, and benefits	$69,135	$87,159	$138,230	$180,396
Rent and purchased transportation	10,791	13,343	21,256	27,617
Fuel	40,549	33,709	73,286	71,627
Operations and maintenance	12,784	17,439	24,649	34,718
Operating taxes and licenses	3,765	4,422	7,717	9,163
Insurance and claims	11,783	14,154	24,562	26,076
Communications and utilities	1,977	2,206	3,574	4,471
Depreciation and amortization	32,306	41,463	67,463	83,091
Other operating expenses	9,537	11,693	18,759	24,531
Gain on disposal of property and equipment	(25,050)	(2,782)	(32,367)	(4,566)

	167,577	222,806	347,129	457,124

Operating income (loss)	16,549	(12,419)	13,254	(27,317)

Interest income	370	198	578	326
Interest expense	(1,878)	(2,962)	(4,088)	(6,066)

Income (loss) before income taxes	15,041	(15,183)	9,744	(33,057)

Federal and state income tax (benefit)	4,458	(4,328)	3,982	(8,329)

Net Income (loss)	$10,583	$(10,855)	$5,762	$(24,728)

Income (loss) per share
Basic	$0.14	$(0.14)	$0.07	$(0.32)
Diluted	$0.14	$(0.14)	$0.07	$(0.32)

Weighted average shares outstanding
Basic	77,404	78,079	77,430	78,308
Diluted	77,437	78,142	77,463	78,375

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2026	2025
CURRENT ASSETS
Cash and cash equivalents	$62,385	$18,475
Trade receivables, net	76,658	74,172
Prepaid tires	11,055	11,626
Other current assets	35,696	9,181
Income taxes receivable	—	1,146
Total current assets	185,794	114,600

PROPERTY AND EQUIPMENT	1,003,181	1,148,693
Less accumulated depreciation	432,010	481,471
	571,171	667,222
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	67,003	69,512
OTHER ASSETS	15,402	14,686
DEFERRED INCOME TAXES, NET	1,311	1,353
OPERATING LEASE RIGHT OF USE ASSETS	11,513	1,647
	$1,174,791	$1,191,617
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$34,253	$33,479
Compensation and benefits	25,387	25,061
Insurance accruals	28,761	31,437
Long-term debt and finance lease liabilities - current portion	—	5,714
Operating lease liabilities - current portion	3,202	1,330
Other accruals	14,691	13,143
Income taxes payable	10,935	—
Total current liabilities	117,229	110,164
LONG-TERM LIABILITIES
Income taxes payable	5,839	5,427
Long-term debt and finance lease liabilities less current portion	134,890	154,059
Operating lease liabilities less current portion	8,311	317
Deferred income taxes, net	122,550	133,629
Insurance accruals less current portion	29,695	32,702
Total long-term liabilities	301,285	326,134
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2026 and 2025; outstanding 77,328 and 77,445 in 2026 and 2025, respectively	907	907
Additional paid-in capital	2,588	2,979
Retained earnings	968,070	965,405
Treasury stock, at cost; 13,361 and 13,244 in 2026 and 2025, respectively	(215,288)	(213,972)
	756,277	755,319
	$1,174,791	$1,191,617

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating expenses, adjusted operating income (loss), and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$184,126	$210,387	$360,383	$429,807
Less: Fuel surcharge revenue	31,743	24,509	54,186	50,830
Operating revenue, excluding fuel surcharge revenue	152,383	185,878	306,197	378,977

Operating expenses	167,577	222,806	347,129	457,124
Less: Fuel surcharge revenue	31,743	24,509	54,186	50,830
Less: Amortization of intangibles	1,254	1,254	2,509	2,509
Adjusted operating expenses	134,580	197,043	290,434	403,785

Operating income (loss)	16,549	(12,419)	13,254	(27,317)
Adjusted operating income (loss)	$17,803	$(11,165)	$15,763	$(24,808)

Operating ratio	91.0%	105.9%	96.3%	106.4%
Adjusted operating ratio	88.3%	106.0%	94.9%	106.5%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income (loss) as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, and non-cash amortization expense related to intangible assets. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, and amortization of intangibles, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income (loss), and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income (loss), and adjusted operating ratio are not substitutes for operating revenue, operating income (loss), or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income (loss), and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income (loss), and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.